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                                                                    Exhibit 99.1





FEBRUARY 1, 2002 - 1:00 P.M.
FOR IMMEDIATE RELEASE

      ACORN PRODUCTS ANNOUNCES LETTER OF INTENT FOR FINANCIAL RESTRUCTURING

         COLUMBUS, OHIO - Acorn Products, Inc. (NASDAQ: ACRN) announced today that it has entered into a Letter of Intent with entities representing a majority of the Company's shareholders that would lead to a financial restructuring and a strengthening of its balance sheet. Investment funds managed by TCW Special Credits and Oaktree Capital Management, LLC, which together own approximately 71% of the outstanding shares of the Company (the "Principal Holders"), have agreed under certain conditions to purchase $15 million of newly-issued common stock of the Company for the purpose of repaying outstanding indebtedness. It is expected that subsequent to completion of these transactions, the Company will make a rights offering to unaffiliated shareholders wherein such holders will be entitled to purchase approximately $6 million of newly-issued common shares of the Company on the same terms and conditions as the Principal Holders. The Principal Holders have agreed to act as Standby Purchaser to ensure that not less than $3 million of additional equity is raised pursuant to such an offering.

         The potential transaction is subject to significant conditions, including the approval of unaffiliated directors, obtaining a satisfactory financing commitment, as well as negotiation and execution of definitive documentation.

         While the Company expects that the combined ownership stake of its existing shareholders would be substantially diluted as a result of the initial investment of the Principal Holders, the Rights Offering, if fully subscribed, would afford shareholders other than the Principal Holders an opportunity to maintain their existing ownership stake in the Company. The precise terms under which the initial investment of the Principal Holders will be made, together with the terms of the Rights Offering, are subject to further review and negotiation by the Board of Directors. The Company believes the signing and execution of this Letter of Intent has and will fully satisfy all covenants under its Amended and Restated Credit Agreement. It is expected that the initial investment of the Principal Holders could be completed by April 30, 2002, which is the expiration date of the Company's existing bank credit facility. The Rights Offering would commence sometime thereafter subject to receipt of approvals from the Securities and Exchange Commission and other entities and would likely be completed during the quarter ending September 29, 2002. If the proposed transaction is not completed by April 30, 2002, there is no agreement with the lenders that are party to the existing bank credit facility as to the terms on which they would extend the expiry of such facility.

         A. Corydon Meyer, President and CEO of Acorn Products, commented "We have had strong, unwavering support from both our Board of Directors and majority owners during a very difficult last two and one half years. We are pleased by their ongoing support and participation in the Company as we finish our turnaround and will now have the resources to strengthen and grow the business."

         Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, cutting tools and watering products. Acorn sells its products under a variety of well-known brand names, including Razor-Back(TM), Union(TM), Yard 'n Garden(TM), Perfect Cut(TM) and, pursuant to a license agreement, Scotts(TM). In addition, Acorn manufactures private label products



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for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

         Razor-Back(TM), Union(TM), Yard 'n Garden(TM) and Perfect Cut(TM) are registered trademarks of Acorn. Scotts(TM) is a registered trademark of The Scotts Company.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.



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